Exhibit 99.1

FOR IMMEDIATE RELEASE

Monmouth Board of Directors Reiterates Support for Merger with Equity Commonwealth

Unanimously Determines Revised Proposal from Starwood Does Not Constitute a Superior Proposal

Shareholders Urged to Vote “FOR” the Amended EQC Transaction on the WHITE Proxy Card

HOLMDEL, N.J., August 23, 2021 – Monmouth Real Estate Investment Corporation (NYSE: MNR, “Monmouth” or “the Company”) announced that its Board of Directors (the “Board”) has reaffirmed its unanimous support for the Company’s pending merger with Equity Commonwealth (NYSE: EQC, “EQC”).

The Board, in consultation with Monmouth’s financial and legal advisors, carefully considered the following factors, among others, and once again concluded that the merger with EQC remains in the best interest of Monmouth stockholders:

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The merger provides Monmouth stockholders with the option to elect to receive $19.00 in cash per Monmouth common share, or tax-deferred equity consideration of 0.713 shares of EQC common stock, subject in each case to proration based on an aggregate cash consideration of $641 million and an aggregate issuance of 46.2 million EQC shares.

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MNR shareholders have the opportunity to participate in the future upside potential of a larger, well-capitalized public industrial REIT and long-term growth of the industrial real estate sector driven by the rapidly growing e-commerce economy.

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The merger enables Monmouth stockholders to benefit from the expertise and proven track record of EQC’s executive team, led by legendary investor Sam Zell as Chairman and David Helfand as CEO, to implement a successful growth strategy.

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The merger provides access to EQC’s considerable financial resources, with approximately $4 billion of acquisition capacity for growth, including $2.5 billion of pro forma cash (includes proceeds from four office property sales), to execute on the combined company’s growth strategy - without needing to raise additional debt or equity capital for the foreseeable future.

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Common stockholders will benefit from a significantly strengthened balance sheet following the payoff of Monmouth’s Series C Preferred Stock in connection with the merger and resulting savings of approximately $34 million per year and from the combined company’s lower cost of capital and broadened access to liquidity going forward.

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Monmouth stockholders will benefit from a significant increase in market liquidity given the combined company’s expected $4.5 billion public equity market capitalization, providing the opportunity to create a leading public industrial REIT on a tax-efficient basis.

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The merger allows Monmouth common stockholders to continue receiving quarterly dividends during the pendency of the EQC merger, including Monmouth’s previously declared quarterly common dividend of $0.18 per share payable on or before September 15, 2021. Following the closing of the EQC merger, the combined company is expected to pay a quarterly dividend to all stockholders.

As previously disclosed, on August 18, 2021, Monmouth received a revised, unsolicited acquisition proposal from Starwood Capital Group (“Starwood”). Starwood proposed that its affiliate Starwood Real Estate Income Trust, Inc. would acquire 100% of the outstanding equity of Monmouth for net cash consideration of $19.20 per Monmouth common share. Starwood’s amended proposal reflected a stated purchase price of $19.93 per share reduced by the termination fee of approximately $72 million, or $0.73 per share, if Monmouth were to terminate the amended merger agreement with EQC in accordance with its terms to accept the amended Starwood proposal.

Monmouth’s Board, in consultation with its financial and legal advisors, carefully evaluated the terms of Starwood’s revised, unsolicited proposal and determined that the pending amended transaction with EQC represents the best opportunity to maximize value for Monmouth stockholders.

“Our Board carefully considered the revised proposal from Starwood and determined that the amended merger with EQC remains the best path forward to maximize value for shareholders,” said Brian Haimm, Lead Independent Director of Monmouth. “As such, we are once again unanimously reaffirming our support of the EQC transaction, and recommending that stockholders vote “FOR” the EQC transaction on the WHITE proxy card. We are confident that the EQC transaction will deliver greater long-term value, as well as optionality to address the preferences of our diverse shareholder base.”

“We continue to believe that the pending transaction with EQC provides optionality as well as other clear benefits for Monmouth stockholders, as its structure provides stockholders with the option to elect to receive an immediate cash payment, or tax-efficient equity consideration that will allow them to benefit from the future upside of the combined company while continuing to receive a quarterly cash dividend,” said Michael P. Landy, President and CEO of Monmouth. “Together with EQC, we are confident we will create a market leading industrial REIT, poised for sustainable growth and long-term value creation.”

A joint proxy statement/prospectus of Monmouth and EQC seeking stockholder approval of the merger, and an amendment to the joint proxy statement/prospectus discussing the amended merger agreement, have been sent to stockholders of Monmouth and EQC. Any Monmouth stockholder who has questions about the voting of shares after receiving and reviewing the joint proxy statement/prospectus may contact Monmouth’s proxy solicitor, Okapi Partners, toll-free, at (888) 785-6668. The virtual Special Meeting of Monmouth stockholders to vote on the merger is scheduled for August 31, 2021 at 11:00 a.m. Eastern Time. Monmouth stockholders wishing to participate in the live webcast of the Special Meeting must pre-register at www.cesonlineservices.com/mnr21_vm by 11:00 a.m., Eastern Time, on August 30, 2021.

J.P. Morgan Securities LLC and CS Capital Advisors, LLC are acting as financial advisors and Stroock & Stroock & Lavan LLP is serving as legal advisor to Monmouth.

About Monmouth
Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the world. The Company specializes in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants. Monmouth Real Estate Investment Corporation is a fully integrated and self-managed real estate company, whose property portfolio consists of 121 properties containing a total of approximately 24.7 million rentable square feet, geographically diversified across 32 states. The Company’s occupancy rate as of this date is 99.7%.

Forward-Looking Statements
Some of the statements contained in this press release constitute forward-looking statements within the meaning of the federal securities laws, including, but not limited to, statements regarding the merger with EQC. Any forward-looking statements contained in this press release are intended to be made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward looking statements by discussions of strategy, plans or intentions. Any forward-looking statements contained in this press release reflect Monmouth’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. For a further discussion of other factors that could cause Monmouth’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in Monmouth’s most recent Annual Report on Form 10-K and in its Quarterly Reports on Form 10-Q. While forward-looking statements reflect Monmouth’s good faith beliefs, they are not guarantees of future performance. Monmouth disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Participants in the Solicitation
Monmouth and certain of its directors and executive officers and other employees may be deemed to be participants in the solicitation of proxies from Monmouth’s stockholders in connection with the proposed merger with EQC under the rules of the SEC. Investors may obtain information regarding the names, affiliations and interests of directors and executive officers of Monmouth in Monmouth’s Annual Report on Form 10-K for Monmouth’s fiscal year ended September 30, 2020, which was filed with the SEC on November 23, 2020, as well as in Monmouth’s other filings with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant proxy materials filed with the SEC in respect of the proposed merger.

No Offer or Solicitation
This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Additional Information and Where to Find It
In connection with the proposed merger with EQC, EQC has filed a registration statement on Form S-4 with the SEC, which became effective on July 23, 2021, to register the common shares of beneficial interest of EQC to be issued pursuant to the merger.  The registration statement includes a joint proxy statement/prospectus which has been filed by EQC and Monmouth with the SEC  and has been sent to the common shareholders of EQC seeking their approval of the share issuance and to the common shareholders of Monmouth seeking their approval of the merger (the “joint proxy statement/prospectus”). EQC and Monmouth have also filed with the SEC and sent to their respective common shareholders an amendment to the joint proxy statement/prospectus describing the amended terms of the merger. Monmouth and EQC may also file other documents regarding the proposed merger with the SEC. This press release is not intended to be, and is not, a substitute for such filings or for any other document that Monmouth and/or EQC may file with the SEC in connection with the proposed merger. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE ENTIRE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS AND AMENDMENT THERETO, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY OTHER AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MONMOUTH, EQC, AND THE PROPOSED MERGER. Investors and security holders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by Monmouth through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC on Monmouth’s website at www.mreic.reit.

Contacts:

Investors
Becky Coleridge
(732) 577-9996
mreic@mreic.com

Media
Andrew Siegel / Kara Brickman
Joele Frank
(212) 355-4449